UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 13, 2012

POLYMER GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14330	57-1003983
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9335 Harris Corners Parkway, Suite 300 Charlotte, North Carolina		28269
(Address of Principal Executive Offices)		(Zip Code)

(704) 697-5100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Mr. Chinh E. Chu resigned from the Board of Directors (the “Board”) of Polymer Group, Inc. (the “Company”) on December 13, 2012.

(d) On December 13, 2012, the Board elected Mike S. Zafirovski as a director to fill an existing vacancy on the Board. Mr. Zafirovski will serve until the 2013 annual meeting of stockholders of the Company, his successor is duly elected and qualified, or his earlier resignation or removal, in accordance with the Company's Bylaws. Mr. Zafirovski is a Senior Advisor to The Blackstone Group L.P. (“Blackstone”). Blackstone, through certain affiliated private investment funds and a shareholders agreement, has the power to designate all of the members of the Board and the right to remove any directors that it appoints. Mr. Zafirovski was also elected non-executive chairman of the Board. The Board has not established any committees.

Mr. Zafirovski will receive an annual retainer of $300,000, payable in four equal installments at the beginning of each fiscal quarter. Mr. Zafirovski will be reimbursed for out-of-pocket expenses incurred in connection with attending Board meetings, in accordance with the Company's standard reimbursement policies for directors. The ZAF Group LLC, an Illinois limited liability company for which Mr. Zafirovski is its managing member, will receive 750 shares of common stock of Scorpio Holdings Corporation (“Holdings”), the Company's parent company, in exchange for its investment in Holdings of $750,000, pursuant to a subscription agreement similar to the agreements entered into previously by management participants. Mr. Zafirovski will receive a one-time grant of 2,000 options to acquire common stock of Holdings, which will contain time-vesting options, performance-vesting options, and exit-vesting options similar to the options granted to management participants under the 2011 Scorpio Holding Corporation Stock Incentive Plan (the “Plan”).

(e) On December 13, 2012, the Board of Directors of Holdings amended the Plan by increasing the number of shares of common stock available under the Plan by 1,500 from 20,789 to 22,289.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC

Date: December 19, 2012	/s/ Dennis E. Norman
Dennis E. Norman
Executive Vice President and Chief Financial Officer

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